MPM HOLDINGS INC.
Statement Regarding Computation of Ratios
(Amounts in millions of dollars)

	Year Ended December 31,
	2016	2015	2014	2013	2012
Pre-tax (loss) income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or earnings from unconsolidated entities	(146)	(72)	1,658	(363)	(362)
Fixed Charges:
Interest expensed and capitalized	69	73	162	394	278
Interest element of lease costs	5	4	7	5	12
Total fixed charges	74	77	169	399	290
Pre-tax income (loss) from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or earnings from unconsolidated entities, plus fixed charges	(72)	5	1,827	36	(72)
Ratio of earnings to fixed charges	N/A	N/A	10.81	N/A	N/A

(1)	The interest element of lease costs has been calculated as 1/3 of the rental expense relating to operating leases as management believes this represents the interest portion hereof.

(2)	Our earnings were insufficient to cover fixed charges by $145, $72, $363 and $362, for the years ended December 31, 2016, 2015, 2013, and 2012, respectively.